Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-127526 of Form S-1 and related Prospectus dated September 7, 2017 of our report dated July 14, 2017 (except for the subsequent events noted in Note 13, as to which the date is September             , 2017) with respect to the financial statements of Krystal Biotech, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

San Diego, California

September 6, 2017

The financial statements give effect to a 1 for 4.5 forward stock split, in the form of a dividend, of the common stock and preferred stock of Krystal Biotech, Inc. which will take place prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Mayer Hoffman McCann P.C., an independent registered public accounting firm, upon completion of the 1 for 4.5 forward stock split, in the form of a dividend, of the common stock and preferred stock of Krystal Biotech, Inc. described in Note 13 to the financial statements and assuming that from July 14, 2017 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 6, 2017